Exhibit 99.1
QUARTERLY REPORT TO STOCKHOLDERS
2014 SECOND QUARTER

First Mid Announces:

* NASDAQ Global Exchange Listing Begins
* Record Quarterly Earnings and Earnings Per Share
* Strength in Asset Quality Metrics
* Trust and Brokerage Assets Top $1 Billion

•	Community Banking and SBA Lending Awards

I mentioned in our last quarterly report that First Mid-Illinois Bancshares, Inc. had been approved for listing on The NASDAQ Stock Market LLC (“NASDAQ”) under the ticker symbol “FMBH”. First Mid did begin trading on NASDAQ on May 12, 2014. This marked a historic event for the Company and another step in our ongoing strategy to enhance long-term shareholder value. We believe that utilizing this platform can increase the universe of potential investors and liquidity in the stock. We learned that our stock was added to the Russell MicroCap Index at the end of June. The Russell MicroCap is comprised of the smallest 1,000 stocks in the Russell 2,000 Index plus the next smallest 1,000 stocks.

The primary tenet of enhancing shareholder value is ensuring that our financial performance continues to be strong. We have completed the first half of 2014 and I am pleased to report that the financial results for First Mid were solid with an increase in earnings and earnings per share, strong asset quality ratios, and an increase in book value per share. Net income for the first six months of 2014 was $7,636,000 compared to $7,193,000 for the same period last year. Diluted earnings per share were $.91 per share for the first six months of 2014 compared to $.84 for the first six months of 2013. For the second quarter of 2014, net income was $4,029,000 compared to $3,665,000 for the second quarter of 2013, while diluted earnings per share for the second quarter 2014 was $.48 compared to $.43 for the same period last year. Net income for the second quarter of 2014 was the highest that we have ever had for a quarter. The quarterly performance included one-time security gains and was strong from an operating perspective.

Based upon the strength of our performance, the Board of Directors increased the common stock dividend paid for the first half of 2014. Our common stock dividends paid through June 30, 2014 were $.26 per share compared to $.21 for the same period last year.

Year-to-date net income increased due to higher net interest income with growth in loans and an increase in the net interest margin, lower provision for loan loss expense with a reduction in net charge-offs and decreased non-performing assets, and increased fee income. Comparing the second quarter of 2014 to the second quarter last year, net income increased due to greater net interest income, reduced provision expense, and higher gains recognized on the sale of securities.

Year-to-date net interest income totaled $25.4 million compared to $24.5 million for the same period last year while the second quarter was $12.8 million compared to $12.3 million for the second quarter of 2013. Loan balances have increased over the past year with total loans at $1.02 billion as of June 30, 2014 compared to $983 million at year-end 2013 and $916 million as of June 30, 2013. The growth in loans has been a mixture of commercial operating, commercial real estate, and agricultural real estate across our market area. Deposit balances have also increased since year-end at $1.291 billion as of June 30, 2014 compared to $1.288 billion at December 31, 2013 and $1.271 billion at June 30, 2013. With changing the mix of balance sheet assets from investments to higher-yielding loans and maintaining our low deposit costs, we continue to see an improvement in the net interest margin. The year-to-date net interest margin on a tax equivalent basis was 3.53% for the first six months of 2014 compared to 3.42% for the same period in 2013. The quarterly trend in net interest margin was also positive as the margin for the second quarter of 2014 was 3.54% compared to 3.44% for the second quarter of 2013.

Our year-to-date provision for loan losses declined to $451,000 for the first six months of 2014 compared to $732,000 for the first six months of 2013 while the provision for the second quarter of 2014 was $128,000 compared to $252,000 for the second quarter of 2013. During the first half of 2014, our net charge-offs were $19,000 compared to $377,000 for the same period last year. Also, our non-performing loans and other real estate owned declined to $5.2 million at June 30, 2014 compared to $7.0 million at December 31, 2013 and $7.8 million at June 30, 2013. The continued positive trend in these two metrics allowed us to reduce the provision for loan losses in 2014. We also continue to have a strong coverage ratio of the allowance for loan losses to the level of non-performing loans of 283% as of June 30, 2014.

Non-interest income for the first six months of 2014 was $9.5 million as compared to $9.3 million for the same period last year. Non-interest income for the second quarter of 2014 was $5.0 million as compared to $4.7 million for the second quarter of 2013. Year-to-date revenues from the trust and wealth management area were $176,000 higher than the first six months of last year as we had greater revenue from our retirement services area and higher brokerage fees. We reached a significant milestone during the second quarter as total trust and brokerage assets reached $1 billion. Fees from electronic services were $145,000 greater than last year as we have seen an increase in the number of electronic transactions. The quarterly trends in revenue are similar to the year-to-date comparisons. The increases in revenue offset the decline in mortgage banking revenue that we have experienced as refinances have slowed with higher interest rates. Year-to-date mortgage banking revenue is $335,000 lower than last year. As with many banks, we expected mortgage revenues would decline from their peak and we are pleased that the strength and diversity of our revenue sources have offset this decline.

Operating expenses for the first six months of 2014 were $22.2 million compared to $21.5 million for the first six months of last year and operating expenses for the second quarter of 2014 were $11.2 million compared to $10.9 million for the second quarter of 2013. Year-to-date salaries and benefits expense increased by $338,000 from the first six months of 2013. Total occupancy costs were $118,000 higher for the first six months of 2014 than the same period last year primarily due to higher building maintenance expenses from weather related costs. Other expenses included NASDAQ listing fee expenses during the second quarter of 2014.

Our regulatory capital ratios remain strong and in excess of the regulatory minimums to be considered well-capitalized. Each of our four regulatory capital ratios increased during the second quarter and were higher at June 30, 2014 compared to December 31, 2013. Our Tier 1 Capital and Total Capital Ratios at June 30, 2014 were slightly below last June primarily due to an increase in risk-weighted assets (which is the denominator of these ratios) due to the growth in loan balances that have a higher capital requirement. I mentioned that our book value per share also increased and was $18.08 at June 30, 2014 compared to $16.54 at year-end and $16.27 last June.

During the second quarter, First Mid received some acknowledgments that are noteworthy and we made a significant addition to our management team. American Banker Magazine ranked First Mid-Illinois Bank and Trust, N.A. as one of the Top 200 community banks in the United States based upon our financial performance. In addition, First Mid-Illinois Bank and Trust, N.A. was recently named the Community Lender of the Year by the U.S. Small Business Administration’s Illinois District Office. Each year the Illinois District Office honors small businesses and small business advocates for their contributions to Illinois’ economy and society. We were honored to receive this award. Also during the quarter, we added a professional to further strengthen our management team. Danielle Niebrugge was hired as Senior Vice-President & Director of Human Resources. Danielle brings eighteen years of experience in human resource and employee benefit management to the company and we are pleased to add someone with her expertise and passion to our exceptional team.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc. and please contact me if you should have any questions.

Sincerely,
Joseph R. Dively
Chairman and Chief Executive Officer
217-258-9520
jdively@firstmid.com

July 24, 2014

Second Quarter 2014 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)	(unaudited)		(unaudited)
	June 30,	December 31	June 30,
	2014	2013	2013
Assets
Cash and cash equivalents	$57,535	$65,102	$31,865
Investment securities	439,190	488,724	535,827
Loans (including loans held for sale)	1,022,251	982,804	915,813
Less allowance for loan losses	(13,681)	(13,249)	(12,131)
Net loans	1,008,570	969,555	903,682
Premises and equipment, net	27,868	28,578	29,094
Goodwill and intangibles, net	27,915	28,240	28,573
Other assets	21,774	25,299	26,074
Total assets	$1,582,852	$1,605,498	$1,555,115

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$226,544	$235,448	$231,526
Interest bearing	1,064,353	1,052,168	1,039,608
Total deposits	1,290,897	1,287,616	1,271,134
Repurchase agreements with customers	95,159	119,187	94,694
Other borrowings	10,000	20,000	12,500
Junior subordinated debentures	20,620	20,620	20,620
Other liabilities	7,552	8,694	7,220
Total liabilities	1,424,228	1,456,117	1,406,168
Total stockholders’ equity	158,624	149,381	148,947
Total liabilities and stockholders’ equity	$1,582,852	$1,605,498	$1,555,115

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'EQUITY
(in thousands)(unaudited)
	Six months ended
	June 30,
	2014	2013
Balance at beginning of period	$149,381	156,687
Net income	7,636	7,193
Dividends on preferred stock and common stock	(3,731)	(3,456)
Issuance of preferred and common stock	1,148	1,157
Purchase of treasury stock	(902)	(1,593)
Deferred compensation and other adjustments	10	52
Changes in accumulated other comprehensive income	5,082	(11,093)
Balance at end of period	$158,624	$148,947

Second Quarter 2014 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)(unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$11,039	$10,390	$21,851	$20,825
Interest on investment securities	2,545	2,798	5,068	5,539
Interest on federal funds sold & other deposits	16	18	43	44
Total interest income	13,600	13,206	26,962	26,408
Interest expense:
Interest on deposits	583	664	1,192	1,460
Interest on repurchase agreements with customers	10	10	22	25
Interest on other borrowings	66	60	134	117
Interest on subordinated debt	129	131	255	261
Total interest expense	788	865	1,603	1,863
Net interest income	12,812	12,341	25,359	24,545
Provision for loan losses	128	252	451	732
Net interest income after provision for loan losses	12,684	12,089	24,908	23,813
Non-interest income:
Trust revenues	848	806	1,781	1,699
Brokerage commissions	233	218	483	389
Insurance commissions	441	410	999	896
Service charges	1,353	1,215	2,497	2,355
Securities gains (losses), net	543	482	734	835
Mortgage banking revenues	158	305	256	591
ATM / debit card revenue	1,002	947	1,975	1,830
Other	412	331	746	669
Total non-interest income	4,990	4,714	9,471	9,264
Non-interest expense:
Salaries and employee benefits	6,054	5,972	12,107	11,769
Net occupancy and equipment expense	2,114	2,102	4,263	4,145
Amortization of intangible assets	163	171	325	341
Legal and professional expense	677	614	1,239	1,162
Other	2,206	2,059	4,240	4,113
Total non-interest expense	11,214	10,918	22,174	21,530
Income before income taxes	6,460	5,885	12,205	11,547
Income taxes	2,431	2,220	4,569	4,354
Net income	$4,029	$3,665	$7,636	$7,193

Per Share Information
Basic earnings per common share	$0.49	$0.43	$0.92	$0.84
Diluted earnings per common share	$0.48	$0.43	$0.91	$0.84
Dividends per common share	$0.26	$0.21	$0.26	$0.21

Second Quarter 2014 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
SELECTED FINANCIAL HIGHLIGHTS	As Of
	(unaudited)		(unaudited)
	June 30,	December 31,	June 30,
	2014	2013	2013
SHARE AND PER COMMON SHARE DATA
Book value per common share	$18.08	$16.54	$16.27
Tangible book value per common share	$13.34	$11.75	$11.48
Common shares outstanding	5,896,331	5,883,780	5,954,966
Market price of stock	$20.80	$22.00	$22.29

REGULATORY CAPITAL RATIOS
Leverage ratio	10.43%	10.12%	9.97%
Total capital to risk-weighted assets	15.81%	15.58%	16.21%
Tier 1 capital to risk-weighted assets	14.58%	14.37%	15.03%
Common equity tier 1 capital to risk weighted assets	8.11%	7.78%	8.01%
Preferred stockholders' equity	$52,030,000	$52,035,000	$52,035,000
Common stockholders' equity	$106,594,000	$97,346,000	$96,912,000

ASSET QUALITY
Allowance for loan losses to non-performing loans	283.1%	204.8%	177.5%
Allowance for loan losses to total loans outstanding	1.34%	1.35%	1.33%
Total YTD net charge-offs (1)	$19,000	$720,000	$377,000
Total non-performing loans and other real estate owned	$5,229,000	$7,037,000	$7,849,000

	Quarter ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(unaudited)	2014	2014	2013	2014	2013
PERFORMANCE RATIOS (1)
Return on average assets (2)	1.02%	0.91%	0.94%	0.96%	0.91%
Return on average common equity (2)	11.30%	9.96%	9.69%	10.84%	9.45%
Net interest margin (3)	3.54%	3.50%	3.44%	3.53%	3.42%

(1) Financial information is provided as of the date listed except Performance Ratios and Total Net charge-offs which are as of the period ending on the date listed
(2) Annualized net income for period
(3) On a tax equivalent basis (TE), assuming a federal income tax rate of 35%

Corporate Profile

FIrst Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. ("First Mid Bank"), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. Our mission is to satisfy the broad financial needs of our customers, provide value for our shareholders, career opportunities for employees, and contribute to the well-being of our communities. We distinguish ourselves by our actions and by our results. Our talented team is comprised of over 400 men and women who take great pride in First Mid, their work and their ability to serve our customers.

First Mid Bank was first chartered in 1865 and has since grown into a more than $1.5 billion community-focused organization that provides financial services through a network of 37 banking centers in 25 communities.

More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol "FMBH."

Note Concerning Forward-looking Statements
This presentation may contain certain forward-looking statements, such as discussions of the Company's pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A - "Risk Factors" and other sections of the Company's Annual Report on Form 10-K and the Company's other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com